EXHIBIT 99.1

December 15, 2021
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS A 29% INCREASE IN QUARTERLY OPERATING INCOME AND 16% QUARTERLY ORGANIC NET SALES GROWTH AS THE COMMERCIAL AEROSPACE INDUSTRY RECOVERY CONTINUES
4th Quarter of Fiscal 2021 Net Income up 38% on Operating Income Increase of 29% and Net Sales Increase of 20%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported an increase in net income of 38% to $86.1 million, or $.62 per diluted share, in the fourth quarter of fiscal 2021, up from $62.3 million, or $.45 per diluted share, in the fourth quarter of fiscal 2020. Net income was $304.2 million, or $2.21 per diluted share, in the fiscal year ended October 31, 2021, as compared to $314.0 million, or $2.29 per diluted share, in the fiscal year ended October 31, 2020.

While net income, operating income and net sales in the fiscal years ended October 31, 2021 and 2020 were adversely affected by the COVID-19 global pandemic (the "Pandemic") as discussed below, those impacts have been declining over time. Improvement in the commercial aerospace market has resulted in five consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net sales increased 20% to $509.4 million in the fourth quarter of fiscal 2021, up from $426.2 million in the fourth quarter of fiscal 2020. Operating income increased 29% to $115.0 million in the fourth quarter of fiscal 2021, up from $89.1 million in the fourth quarter of fiscal 2020. The Company's consolidated operating margin increased to 22.6% in the fourth quarter of fiscal 2021, up from 20.9% in the fourth quarter of fiscal 2020.

Net sales increased 4% to $1,865.7 million in the fiscal year ended October 31, 2021, up from $1,787.0 million in the fiscal year ended October 31, 2020. Operating income increased 4% to $392.9 million in the fiscal year ended October 31, 2021, up from $376.6 million in the fiscal year ended October 31, 2020. The Company's consolidated operating margin was 21.1% in the fiscal years ended October 31, 2021 and 2020.
EBITDA increased 24% to $139.5 million in the fourth quarter of fiscal 2021, up from $112.8 million in the fourth quarter of fiscal 2020. EBITDA increased 4% to $487.4

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million in the fiscal year ended October 31, 2021, up from $466.6 million in the fiscal year ended October 31, 2020. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's fourth quarter results stating, "We are very pleased to report much improved quarterly operating results within Flight Support and record quarterly and full year operating results within Electronic Technologies. Consolidated operating income and net sales in the fourth quarter of fiscal 2021 improved 29% and 20%, respectively, as compared to the fourth quarter of fiscal 2020. Our performance principally reflects quarterly consolidated organic net sales growth of 16%, and the favorable impact from our fiscal 2021 and 2020 acquisitions.

Our total debt to shareholders' equity ratio improved to 10.3% as of October 31, 2021, as compared to 36.8% as of October 31, 2020. Our net debt (total debt less cash and cash equivalents) of $128.2 million as of October 31, 2021 to shareholders’ equity ratio improved to a very low 5.6% as of October 31, 2021, down from 16.6% as of October 31, 2020, which provides the Company with substantial acquisition capital in the balance of our $1.5 billion revolving credit facility and other available capital.

Our net debt to EBITDA ratio improved to .26x as of October 31, 2021, down from .71x as of October 31, 2020. During fiscal 2021, we successfully completed six acquisitions and have no significant debt maturities until fiscal 2024. We plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities remained strong, totaling $110.0 million in the fourth quarter of fiscal 2021, as compared to $110.2 million in the fourth quarter of fiscal 2020. Cash flow provided by operating activities increased 9% to $444.1 million in the fiscal year ended October 31, 2021, up from $409.1 million in the fiscal year ended October 31, 2020.

As we look ahead to fiscal 2022, we expect the commercial air travel recovery to continue, particularly in certain domestic travel markets, while less so in international markets, even though the Pandemic will likely continue to adversely impact the commercial aerospace industry and HEICO. International markets have not recovered to the extent of domestic markets, and while we are confident of their future recovery and the potential sales increase, the timing is uncertain. We remain cautiously optimistic that the ongoing worldwide COVID-19 vaccine rollouts, including boosters, will continue to positively influence commercial air travel, and benefit the markets we serve. As we've all continued to see and learn, it is very difficult to predict the Pandemic's path and effect, including factors such as new variants and vaccination rates, which can impact our key markets. Therefore, we feel it would not be responsible to provide fiscal

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2022 net sales and earnings guidance at this time. But, our ongoing conservative policies, strong balance sheet, and high degree of liquidity enable us to invest in new research and development, execute on our successful acquisition program, and position HEICO for market share gains."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter results stating, "We are very pleased to report quarterly increases of 126% and 34% in operating income and net sales, respectively, as compared to the fourth quarter of fiscal 2020. These substantial increases principally reflect increased demand for the majority of our commercial aerospace products and services resulting from some recovery in global commercial air travel as compared to the prior year. This marks the fifth consecutive quarter of sequential growth in net sales and operating income at the Flight Support Group.

The Flight Support Group's net sales increased 34% to $260.4 million in the fourth quarter of fiscal 2021, up from $193.6 million in the fourth quarter of fiscal 2020. The net sales increase is principally from organic growth of 28% as well as the impact from our profitable fiscal 2021 acquisitions. The organic growth is mainly attributable to increased demand for our commercial aerospace products across all of our product lines.

The Flight Support Group's operating income increased 126% to $48.6 million in the fourth quarter of fiscal 2021, up from $21.5 million in the fourth quarter of fiscal 2020. The operating income increase principally reflects the previously mentioned net sales growth and an improved gross profit margin. The improved gross profit margin principally reflects the higher net sales, a more favorable product mix across all of our product lines, and a decrease in inventory obsolescence expense. The Flight Support Group recognized higher inventory obsolescence expense in the fourth and third quarters of fiscal 2020 following the announced retirement of certain aircraft types and engine platforms by our commercial aerospace customers due to the Pandemic's financial impact.

The Flight Support Group's operating margin improved to 18.7% in the fourth quarter of fiscal 2021, up from 11.1% in the fourth quarter of fiscal 2020. The operating margin increase principally reflects the previously mentioned higher net sales, improved gross profit margin, and lower inventory obsolescence expense.

The Flight Support Group's net sales increased to $927.1 million in the fiscal year ended October 31, 2021, up from $924.8 million in the fiscal year ended October 31, 2020. The net sales increase reflects the impact from our profitable fiscal 2021 and 2020 acquisitions, partially offset by lower demand for the majority of our commercial

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aerospace products and services resulting from a decline in global commercial air travel attributable to the Pandemic.

The Flight Support Group's operating income increased 6% to $151.9 million in the fiscal year ended October 31, 2021, up from $143.1 million in the fiscal year ended October 31, 2020. The operating income increase principally reflects lower bad debt expense due to certain commercial aviation customers filing for bankruptcy protection in fiscal 2020 as a result of the Pandemic's financial impact, the previously mentioned decrease in inventory obsolescence expense, and an improved gross profit margin, partially offset by higher performance-based compensation expense.

The Flight Support Group's operating margin improved to 16.4% in the fiscal year ended October 31, 2021, up from 15.5% in the fiscal year ended October 31, 2020. The operating margin increase principally reflects the previously mentioned lower bad debt expense and inventory obsolescence expense, partially offset by higher performance-based compensation expense.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "Despite the Pandemic continuing to moderate demand for certain of our products, we are pleased to report quarterly increases of 7% and 4% in net sales and operating income, respectively, as compared to the fourth quarter of fiscal 2020. These record results reflect strong quarterly organic net sales growth for the majority of our products as well as the impact from our profitable fiscal 2021 and 2020 acquisitions.

The Electronic Technologies Group's net sales increased 7% to a record $253.0 million in the fourth quarter of fiscal 2021, up from $236.7 million in the fourth quarter of fiscal 2020. The net sales increase principally resulted from organic growth of 5% as well as the impact from our fiscal 2021 and 2020 acquisitions. The organic growth principally reflects increased demand for our other electronic, medical and commercial aerospace products, partially offset by decreased net sales of defense products.

The Electronic Technologies Group's operating income increased 4% to a record $76.9 million in the fourth quarter of fiscal 2021, up from $73.9 million in the fourth quarter of fiscal 2020. The operating income increase principally reflects the previously mentioned net sales growth, partially offset by a lower gross profit margin mainly from lower net sales of defense products, partially offset by an increase in net sales of other electronic, commercial aerospace and medical products.

The Electronic Technologies Group's operating margin was a very strong 30.4% in the fourth quarter of fiscal 2021, as compared to 31.2% in the fourth quarter of fiscal 2020. The operating margin decrease principally reflects the previously mentioned lower gross profit margin as well as higher performance-based compensation expense.

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The Electronic Technologies Group's net sales increased 10% to a record $959.2 million in the fiscal year ended October 31, 2021, up from $875.0 million in the fiscal year ended October 31, 2020. The net sales increase principally reflects our fiscal 2020 and 2021 acquisitions as well as organic growth of 3%. The organic growth was mostly driven by increased demand for our other electronic and medical products, partially offset by decreased net sales of our commercial aerospace and space products.

The Electronic Technologies Group's operating income increased 7% to a record $277.3 million in the fiscal year ended October 31, 2021, up from $258.8 million in the fiscal year ended October 31, 2020. The operating income increase principally reflects the previously mentioned net sales growth, partially offset by a lower gross profit margin mainly from a decrease in net sales of defense and space products, partially offset by the increase in net sales of other electronic products.

The Electronic Technologies Group's operating margin was 28.9% in the fiscal year ended October 31, 2021, as compared to 29.6% in the fiscal year ended October 31, 2020. The operating margin decrease principally reflects the previously mentioned lower gross profit margin.”

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the

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Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)
There are currently approximately 81.2 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, December 16, 2021 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (833) 377-4220, International (206) 596-9903, wait for the conference operator and provide the operator with the Conference ID 7097704. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 7097704.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Pandemic; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or

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manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2021	2020
Net sales	$509,422	$426,178
Cost of sales	304,923	264,471
Selling, general and administrative expenses	89,470	72,644
Operating income	115,029	89,063
Interest expense	(1,037)	(2,515)
Other income	264	432
Income before income taxes and noncontrolling interests	114,256	86,980
Income tax expense	20,900	19,400
Net income from consolidated operations	93,356	67,580
Less: Net income attributable to noncontrolling interests	7,294	5,253
Net income attributable to HEICO	$86,062	$62,327

Net income per share attributable to HEICO shareholders:
Basic	$.64	$.46
Diluted	$.62	$.45

Weighted average number of common shares outstanding:
Basic	135,431	134,986
Diluted	137,905	137,438

	Three Months Ended October 31,
	2021	2020
Operating segment information:
Net sales:
Flight Support Group	$260,357	$193,623
Electronic Technologies Group	252,988	236,702
Intersegment sales	(3,923)	(4,147)
	$509,422	$426,178

Operating income:
Flight Support Group	$48,573	$21,454
Electronic Technologies Group	76,887	73,866
Other, primarily corporate	(10,431)	(6,257)
	$115,029	$89,063

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2021		2020
Net sales	$1,865,682		$1,787,009
Cost of sales	1,138,259		1,104,882
Selling, general and administrative expenses	334,523		305,479
Operating income	392,900		376,648
Interest expense	(7,285)		(13,159)
Other income	1,443		1,366
Income before income taxes and noncontrolling interests	387,058		364,855
Income tax expense	57,300	(a)	29,000	(b)
Net income from consolidated operations	329,758		335,855
Less: Net income attributable to noncontrolling interests	25,538		21,871
Net income attributable to HEICO	$304,220	(a)	$313,984	(b)

Net income per share attributable to HEICO shareholders:
Basic	$2.25	(a)	$2.33	(b)
Diluted	$2.21	(a)	$2.29	(b)

Weighted average number of common shares outstanding:
Basic	135,326		134,754
Diluted	137,854		137,302

	Fiscal Year Ended October 31,
	2021		2020
Operating segment information:
Net sales:
Flight Support Group	$927,089		$924,812
Electronic Technologies Group	959,170		874,987
Intersegment sales	(20,577)		(12,790)
	$1,865,682		$1,787,009

Operating income:
Flight Support Group	$151,930		$143,051
Electronic Technologies Group	277,306		258,814
Other, primarily corporate	(36,336)		(25,217)
	$392,900		$376,648

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2021, the Company recognized a $13.5 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.4 million, or $.10 per basic and diluted share.

(b)During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2021	October 31, 2020
Cash and cash equivalents	$108,298	$406,852
Accounts receivable, net	244,919	210,433
Contract assets	80,073	60,429
Inventories, net	478,050	463,205
Prepaid expenses and other current assets	26,045	24,706
Total current assets	937,385	1,165,625
Property, plant and equipment, net	193,638	168,848
Goodwill	1,450,395	1,383,167
Intangible assets, net	582,307	579,041
Other assets	334,682	251,030
Total assets	$3,498,407	$3,547,711

Current maturities of long-term debt	$1,515	$1,045
Other current liabilities	293,365	240,116
Total current liabilities	294,880	241,161
Long-term debt, net of current maturities	234,983	738,786
Deferred income taxes	40,761	55,658
Other long-term liabilities	378,257	280,291
Total liabilities	948,881	1,315,896
Redeemable noncontrolling interests	252,587	221,208
Shareholders’ equity	2,296,939	2,010,607
Total liabilities and equity	$3,498,407	$3,547,711

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2021	2020
Operating Activities:
Net income from consolidated operations	$329,758	$335,855
Depreciation and amortization	93,019	88,561
Employer contributions to HEICO Savings and Investment Plan	10,091	9,576
Share-based compensation expense	9,058	10,134
Deferred income tax benefit	(15,635)	(5,998)
Increase in accrued contingent consideration, net	1,246	515
(Increase) decrease in accounts receivable	(27,300)	71,515
Decrease (increase) in contract assets	376	(16,398)
Increase in inventories	(10,121)	(28,315)
Increase (decrease) in current liabilities, net	43,362	(77,818)
Other	10,230	21,498
Net cash provided by operating activities	444,084	409,125

Investing Activities:
Acquisitions, net of cash acquired	(136,500)	(163,939)
Capital expenditures	(36,183)	(22,940)
Investments related to HEICO Leadership Compensation Plan	(14,000)	(15,900)
Other	3,229	3,736
Net cash used in investing activities	(183,454)	(199,043)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(505,000)	177,000
Distributions to noncontrolling interests	(27,963)	(17,908)
Cash dividends paid	(23,002)	(21,552)
Redemptions of common stock related to stock option exercises	(3,791)	(12,120)
Acquisitions of noncontrolling interests	(2,336)	(7,475)
Revolving credit facility issuance costs	(1,468)	—
Proceeds from stock option exercises	5,344	6,955
Capital contributions from noncontrolling interests	534	14,329
Other	(1,286)	(1,486)
Net (cash used in) provided by financing activities	(558,968)	137,743

Effect of exchange rate changes on cash	(216)	2,026

Net (decrease) increase in cash and cash equivalents	(298,554)	349,851
Cash and cash equivalents at beginning of year	406,852	57,001
Cash and cash equivalents at end of period	$108,298	$406,852

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended October 31,
EBITDA Calculation	2021	2020
Net income attributable to HEICO	$86,062	$62,327
Plus: Depreciation and amortization	24,203	23,343
Plus: Net income attributable to noncontrolling interests	7,294	5,253
Plus: Interest expense	1,037	2,515
Plus: Income tax expense	20,900	19,400
EBITDA (a)	$139,496	$112,838

	Fiscal Year Ended October 31,
EBITDA Calculation	2021	2020
Net income attributable to HEICO	$304,220	$313,984
Plus: Depreciation and amortization	93,019	88,561
Plus: Net income attributable to noncontrolling interests	25,538	21,871
Plus: Interest expense	7,285	13,159
Plus: Income tax expense	57,300	29,000
EBITDA (a)	$487,362	$466,575

Net Debt Calculation	October 31, 2021	October 31, 2020
Total debt	$236,498	$739,831
Less: Cash and cash equivalents	(108,298)	(406,852)
Net debt (a)	$128,200	$332,979

Net debt	$128,200	$332,979
Shareholders' equity	$2,296,939	$2,010,607
Net debt to shareholders' equity ratio (a)	5.6%	16.6%

Net debt	$128,200	$332,979
EBITDA	$487,362	$466,575
Net debt to EBITDA ratio (a)	.26	.71

(a) See the "Non-GAAP Financial Measures" section of this press release.